Exhibit 99.1

For Further Information:

The Sands Regent 345 North Arlington Avenue Reno, NV 89501 (775) 348-2210 (775) 348-6241 Fax Contact: Ferenc Szony, President and CEO	CCG Investor Relations 15300 Ventura Boulevard, Suite 303 Sherman Oaks, CA 91403 (818) 789-0100 (818) 789-1152 Fax Contact: Sean Collins, Partner William Coffin, CEO

FOR IMMEDIATE RELEASE:

THE SANDS REGENT REPORTS THIRD-QUARTER RESULTS

•	Historically strong Q3 performance for downtown Sands Regency property offsets revenue impact on Gold Ranch of unusually high fuel prices and decreased winter traffic on I-80

•	Newly acquired Rail City Casino expected to diversify revenue outlook

Reno, Nevada - May 13, 2004 - The Sands Regent (NASDAQ: SNDS) today announced financial results for the third quarter and first nine months of its fiscal year 2004.

For the third quarter ended March 31, 2004, the Company reported net revenues of $13.2 million, as compared to $12.5 million reported for the third quarter ended March 31, 2003. Management attributed the results primarily to strong performance on the part of its downtown Reno Sands Regency Casino Hotel, which benefited from the triennial return to Reno of the men’s American Bowling Congress running from February through June. Sands Regency contributions were somewhat offset by a third-quarter net revenue shortfall at the Gold Ranch property, due to unusually high gasoline prices in Northern Nevada and reduced I-80 winter traffic. All Company properties continued to experience the ongoing impact of competition from newly opened Native American casino operations in Northern California, and the Sands Regency continued to face disruptions from the downtown Reno public works project ReTRAC.

For the first nine months of fiscal 2004, revenues were $41.8 million, as compared to $40.6 million in revenues reported for the corresponding period of fiscal 2003. The third-quarter performance of Gold Ranch, as noted above, somewhat offset its stronger performance in the first half of the year, but both Gold Ranch and the Sands Regency showed revenue growth for the nine-month period.

The Company’s income from operations was $145,000 for the third quarter of 2004, versus $194,000 for the corresponding period of fiscal 2003. Quarterly EBITDAR was $1.34 million compared with EBITDAR of $1.26 million reported for the prior-year quarter, a 6% increase.

For the nine months ended March 31, 2004, income from operations was $2.1 million, as compared to $2.7 million in income from operations reported for the corresponding nine months of the prior year. EBITDAR was $5.5 million for the first nine months of fiscal 2004, versus $5.9 million recorded for the corresponding prior-year period. The market factors involving Northern California competition and the downtown Reno ReTRAC project affected EBITDAR performance as the Company aggressively invested in marketing and promotional programs, especially early in the fiscal year.

For the quarter ended March 31, 2004, the Company reported net income of $30,000, or $0.01 per basic and diluted share, versus net income of $77,000, or $0.02 per share basic, $0.01 diluted, for the year-ago quarter.

For the nine-month period, the Company reported net income of $5.4 million, or $1.06 per basic share, $1.01 diluted, compared to net income of $1.2 million, or $0.24 per basic share, $0.23 diluted, for the corresponding period of the previous year. Net income for the nine months ended March 31, 2004 reflects in part the second-quarter final settlement of the Company’s 1998 sale of its interest in the Copa Casino in Gulfport, Mississippi.

Ferenc B. Szony, President and CEO of The Sands Regent, commented, “With our acquisition of Rail City Casino in Sparks now completed, we offer attractive choices for local-area residents, tourists who fly into Reno and those who drive the I-80 corridor connecting us with California. We are pleased at the more balanced revenue model that the execution of our planned expansion strategy provides us. We believe that adding Rail City to our property portfolio will help make our results more consistent going forward. Recently, the Nevada state demographer projected Reno’s growth rate at 12.2% for 2001 through 2006, as compared with 6.2% for the Pacific region and 5.8% nationally. We feel that we are well positioned, both in terms of our properties and our marketing strategy, to capitalize on the above-average growth trend in our area.”

The Company’s growth strategy continues to include the possibility of additional acquisitions or other initiatives, especially involving expansion of operations in Northern Nevada, to contribute to optimal shareholder value.

The Company will hold a conference call today, Thursday, May 13, 2004 at 10:00 a.m. PDT (1:00 p.m. EDT) to discuss quarterly and nine-month results.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 399-7496. International callers should dial: (706) 634-6508. There is no pass code required for this call.

If you are unable to participate in the call at that time, a replay will be available on Thursday, May 13 at 12:00 noon PDT, through Thursday, May 20 at midnight PDT; call (800) 642-1687 and enter the conference ID number 7298552.

About The Sands Regent

The Sands Regent owns and operates the Sands Regency Casino and Hotel in downtown Reno, Nevada, Gold Ranch Casino and RV Resort in Verdi, Nevada and Rail City Casino in Sparks, Nevada. The Sands Regency is an 850-room hotel and casino with 29,000 square feet of gaming space offering table games, keno, bingo and slot machines. In addition to complete amenities and on-site brand-name restaurants, the Company’s property also includes a 12,000-square-foot convention and meeting center which seats close to 1,000 people. For further information, visit www.sandsregency.com.

The Gold Ranch Casino and RV Resort is located in Verdi, Nevada, twelve miles west of Reno. Gold Ranch offers 260 slot machines in an 8,000 square foot casino, two restaurants, two bars, a 105-space RV park, a California lottery station, an ARCO gas station and a convenience store. Web site: www.goldranchrvcasino.com.

Rail City Casino, located in Sparks, Nevada, has approximately 16,600 square feet of gaming space housing more than 600 slots, 7 table games, keno, a sports book, the City Café family-style restaurant and a sports bar. Located near Victorian Square at 2121 Victorian Avenue in Sparks, it is the first casino a motorist encounters when exiting Interstate 80 at the Rock Boulevard exit (Exit 16).

Statements contained in this release, which are not historical facts, are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, including the potential impact of future gaming regulatory decisions, including but not limited to, general and regional economic conditions, competition in the Reno area and from California Native American casino operations, the Company’s possible need for outside financing to pursue its growth plans, and other risk factors detailed from time to time in The Sands Regent’s periodic reports and registration statements filed with the Securities and Exchange Commission. Such risks could cause actual results to differ materially from those projected or implied in the forward-looking statements.

Contact:

Ferenc Szony, President and Chief Executive Officer

The Sands Regent

(775) 348-2210

or

Sean Collins, Partner

CCG Investor Relations

(818) 789-0100

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(financial table follows)

THE SANDS REGENT

FINANCIAL HIGHLIGHTS (Unaudited)

(In thousands except per-share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2004	2003	2004
Net revenues	$12,501	$13,173	$40,648	$41,838

Income from operations	194	145	2,679	2,055

Net income	77	30	1,177	5,447

Reconciliation of net income to EBITDAR
Net income	77	30	1,177	5,447
Interest expense	290	109	958	498
Income tax provision	35	10	610	420
Loss on disposal of property and abandonment of new project	—	(4)	147	83
Gain on sale of subsidiaries (1)	(205)	—	(205)	(4,393)
Rent and management fees	186	192	558	576
Depreciation and amortization	878	1,000	2,638	2,901

EBITDAR (2)	$1,261	$1,337	$5,883	$5,532

Earnings per share
Basic	0.02	0.01	0.24	1.06
Diluted	0.01	0.01	0.23	1.01

(1)	On November 13, 2003, the Sands Regent and subsidiaries, (the “Company”), reached an agreement with Gulfside Casino Partnership d/b/a the Copa Casino in Gulfport, Mississippi (the “Copa”) regarding a final settlement of amounts owing to the Company pursuant to a non-interest bearing promissory note (the “Note”) issued to the Company in connection with its December 1998 sale of its interest in the Copa. The terms of the Note required the Copa to make a monthly payment to the Company in an amount equal to the greater of $15,000 or 2% of the Copa’s gross gaming revenues (4% beginning July 2004) until paid in full. At the time of settlement, the unpaid balance of the Note was $5.0 million.

Pursuant to the settlement, the Company received a $4.0 million cash payment (the “Settlement Amount”) as final settlement under the Note. The Company had not previously recognized a gain on the Settlement Amount due primarily to the Company’s uncertainty of the Copa’s ability to obtain long-term financing, as well as competitive, legal, financial, environmental and various other risks facing the Copa. As a result, the Company has recognized a gain of the full Settlement Amount plus debt service payments made during the period.

(2)	EBITDAR includes earnings before depreciation and amortization, interest expense, income taxes, rent, and any gain (loss) on the sale or disposal of property or subsidiaries. EBITDAR is not a calculation determined pursuant to generally accepted accounting principles and is not an alternative to operating income or net income, and is not a measure of liquidity. Since not all companies calculate this measure in the same manner, the Company’s EBITDAR measure may not be comparable to similarly titled measures reported by other companies. The Company believes that this disclosure enhances the understanding of the financial performance of a company with substantial interest expense, depreciation and amortization. Prior to the Gold Ranch acquisition, the Company reported “EBITDA” data. Gold Ranch has a substantial real property rent component and the Company believes EBITDAR provides a more complete depiction of the Company’s financial position and performance. Moreover, if the option of the Company to purchase the Gold Ranch real property is exercised, which can happen at the Company’s sole discretion, the rental expense would be available for other uses by the Company.

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